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                               DISSENTERS' RIGHTS

                  The following is a summary of Article 113 of the Colorado Business Corporation Act (the "CBCA") and the procedures for Guaranty National Corporation ("Guaranty") shareholders dissenting from and exercising dissenters' rights with respect to the merger of Guaranty into a subsidiary of Orion Capital Corporation (the "Merger") as contemplated in the Merger Agreement between Guaranty and Orion Capital Corporation (the "Merger Agreement"). This summary is qualified in its entirety by reference to Article 113 of the CBCA. FAILURE STRICTLY TO COMPLY WITH THE PROCEDURES SET FORTH IN ARTICLE 113 OF THE CBCA WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

                               DISSENTERS' RIGHTS

                  Under Article 113 of the CBCA ("Article 113"), if the Merger is consummated, holders of shares of Guaranty common stock, par value $1.00 per share (the "Shares"), who exercise their dissenters' rights in accordance with
Article 113 will be entitled to have the "fair value" of their Shares paid to them in cash by complying with the provisions of Article 113. The term "fair value" is defined in Article 113 to mean the value of the Shares immediately before the Effective Date (as defined below), excluding any appreciation or depreciation in anticipation of the Merger except to the extent that exclusion would be inequitable. Reference herein to "dissenters' rights" is a general reference to a shareholder's right to dissent to the Merger and obtain payment for the shareholder's Shares in accordance with Article 113.

                                 WHO MAY DISSENT

                  Each shareholder of Guaranty Common Stock may dissent to the Merger and obtain payment of the fair value of the shareholder's Shares by following the procedures provided in Article 113 and summarized herein. The rights of the shareholder may differ depending on whether the shareholder is a shareholder of record holding Shares for two or more beneficial shareholders or the shareholder is a beneficial shareholder whose Shares are held of record by one or more record shareholders, as follows:

                  (a) A record shareholder may assert dissenters rights as to fewer than all the Shares registered in the record shareholder's name only if the record shareholder dissents with respect to all Shares beneficially owned by any one person and causes Guaranty to receive written notice which states (1) such dissent and (2) the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights.

                  (b) A beneficial shareholder may assert dissenters' rights as to the Shares held on the beneficial shareholder's behalf only if (1) the beneficial shareholder causes Guaranty to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, and (2) the beneficial shareholder dissents with respect to all Shares beneficially owned by the beneficial shareholder.
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                  Guaranty may require that, when a record shareholder dissents with respect to the Shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to Guaranty that the beneficial shareholder and the record shareholder or record shareholders of all Shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such Shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement will be stated in the "Dissenters' Notice" that is referred to below.

             NOTICE REQUIRED TO BE GIVEN BY GUARANTY TO SHAREHOLDERS

                  Guaranty will give a written dissenters' notice (the "Dissenters' Notice") to each shareholder who is entitled to demand payment for Shares under Article 113. The Dissenters' Notice may be given before the effective date of the Merger (the "Effective Date") and will in any event be given no later than ten days after the Effective Date. The Dissenters' Notice will (a) state that the Merger Agreement was approved and state the Effective Date or the proposed Effective Date of the Merger; (b) state an address at which Guaranty will receive a Payment Demand (as defined below) and the address of a place where certificates for certificated Shares must be deposited; (c) inform holders of uncertificated Shares to what extent transfer of the Shares will be restricted after the payment demand is received; (d) supply a Payment Demand form for demanding payment for shares, which form will request the shareholder to state an address to which payment is to be made; (e) set the date (the "Payment Demand Date") by which Guaranty must receive the Payment Demand and certificates for Shares, which Payment Demand Date will not be less than thirty days after the date the Dissenters' Notice is given; (f) if Guaranty has chosen to impose such a requirement, state that, when a record shareholder dissents with respect to the Shares held by any one or more beneficial shareholders, each shareholder, and the record shareholder or record shareholders of all Shares owned beneficially by the beneficial shareholder, have asserted, or will timely assert, dissenters' rights as to all such Shares as to which there is no limitation on the ability to exercise dissenters' rights; and (g) be accompanied by a copy of Article 113.

                    DISSENTER'S PROCEDURES TO DEMAND PAYMENT

                  If the shareholder wishes to assert the shareholder's dissenters, rights (such a person being referred to in this summary as a "Dissenter"), the Dissenter must (a) cause Guaranty to receive a payment demand (the "Payment Demand") which may, but need not, be on the Payment Demand form provided by Guaranty with the Dissenter's Notice), duly completed, and (b) deposit the Dissenter's certificates for Shares. A Dissenter will have all rights of a shareholder, except the right to transfer the Shares, until the Effective Date but will have, after the Effective Date, only the right to receive payment of the Shares as to which payment has been demanded.

                  The Payment Demand and deposit of certificates by a Dissenter will be irrevocable unless (1) the Effective Date has not occurred within sixty days after the Payment Demand Date, or (2) Guaranty fails to make payment to the Dissenter, within sixty days after the Payment Demand Date, of the amount Guaranty estimates to be the fair value of the Dissenter's


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shares, plus accrued interest. If the Effective Date of the Merger is more than sixty days after the Payment Demand Date, then Guaranty will be required to send a new Dissenters' Notice and the provisions summarized above will again be applicable.

                  If a Dissenter fails to demand payment and deposit certificates representing the Shares as to which dissent is made, as required by the Dissenters' Notice, by the Payment Demand Date, the Dissenter will not be entitled to payment for the Shares under Article 113 and will receive the Merger consideration as if the Dissenter has not exercised any dissenters' rights.

                               PAYMENT FOR SHARES

                  Upon the Effective Date, or upon receipt of a Payment Demand given in accordance with the provisions of Article 113, whichever is later, Guaranty will pay each Dissenter who has complied with the requirements for demanding payment stated in Article 113, at the address stated the a Payment Demand, or, if no such address is stated in the Payment Demand, at the address shown on Guaranty's current record of shareholders for the record shareholder holding the Dissenter's Shares, the amount Guaranty estimates to be the fair value of the Dissenter's Shares, plus accrued interest. The payment will be accompanied by: (a) Guaranty's balance sheet, statement of changes in shareholders' equity, statement of cash flow and other financial statements complying with the requirements of Section 7-113-206(2)(a); (b) a statement of Guaranty's estimate of the fair value of the shares; (c) an explanation of how the interest was calculated; (d) a statement of the Dissenter's right to demand payment in accordance with the provisions of Article 113 regarding the Dissenter's Responsive Notice summarized below; and (e) a copy of Article 113.

                            FAILURE TO EFFECT MERGER

                  If the Effective Date does not occur within sixty days after the Payment Demand Date, Guaranty will return the deposited certificates. If the Effective Date occurs more than sixty days after Payment Demand Date, then Guaranty shall send a new Dissenters' Notice, as provided in Section 7-113-203, and the appropriate provisions of Article 113 shall again be applicable.

             SHARES ACQUIRED AFTER ANNOUNCEMENT OF MERGER AGREEMENT

                  Guaranty may, in or with the Dissenters' Notice, state the date of the first announcement to news media or to shareholders of the terms of the Merger Agreement (the "Announcement Date") and state that the Dissenter must certify in writing, in or with the Payment Demand, whether or not the Dissenter (or the person on whose behalf the Dissenter asserts dissenters' rights) acquired beneficial ownership of the Shares before the Announcement Date. With respect to any Dissenter who does not so certify in writing, in or with the Payment Demand, that the Dissenter or the person on whose behalf the Dissenter asserts dissenters' rights acquired beneficial ownership of the Shares before the Announcement Date, Guaranty may, in lieu of making payment for the Shares, offer to make such payment if the Dissenter agrees to accept the payment in full satisfaction of the demand. Any such offer will include: (a) Guaranty's balance sheet, statement of changes in shareholders' equity, statement of cash flow


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and other financial statements complying with the requirements of Section
7-133-206(2)(a); (b) a statement of Guaranty's estimate of the fair value of the Shares; (c) an explanation of how the interest was calculated; (d) a statement of the Dissenter's right to demand payment in accordance with the provisions of
Article 113 regarding the Dissenter's Responsive Notice summarized below; and
(e) a copy of Article 113.

                PROCEDURE FOR DISSENTER TO FOLLOW IF DISSENTER IS
              DISSATISFIED WITH PAYMENT MADE OR OFFERED BY GUARANTY

                  A Dissenter may give notice (the "Dissenter's Responsive Notice") to Guaranty in writing of the Dissenter's estimate of the fair value of the Dissenter's Shares and of the amount of interest due and may demand payment of such estimate (less any payment made by Guaranty as contemplated above) or may reject Guaranty's offer made as contemplated above with respect to Shares acquired after the Announcement Date and may demand payment of the fair value of the Shares and interest due, if: (a) the Dissenter believes that the amount paid or offered by Guaranty, as the case may be, is less than the fair value of the Shares or that the interest due was incorrectly calculated; (b) Guaranty fails to make payment within sixty days after the Payment Demand Date, or (c) Guaranty does not return the deposited certificates or release the transfer restrictions imposed on uncertificated Shares as required if the Effective Date has not occurred within sixty days after the Payment Demand Date. A Dissenter waives the right to demand payment as outlined above unless the Dissenter causes Guaranty to receive the Dissenter's Responsive Notice within thirty days after Guaranty made or offered payment for the Dissenter's Shares.

                           COURT ACTION FOR APPRAISAL

                  If the Dissenter's demand for payment pursuant to the Dissenter's Responsive Notice remains unresolved, Guaranty may, within sixty days after receiving the Dissenter's Responsive Notice, commence a proceeding and petition the district court of Arapahoe County, Colorado to determine the fair value of the Dissenter's Shares and accrued interest. If the Dissenter's demand for payment remains unresolved within that sixty day period and Guaranty does not commence the proceeding within that period, Guaranty must pay to the Dissenter the amount demanded in the Dissenter's Responsive Notice.

                  Guaranty shall make all Dissenters whose demands remain thus unresolved parties to the proceeding as in an action against their Shares, and all parties shall be served with a copy of the petition in the manner provided in Article 113. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings. Each Dissenter made a party to the proceeding will be entitled to judgment for the amount if any, by which the court finds the fair value of the Dissenter's Shares, plus interest, exceeds the amount paid by Guaranty, or for the fair value, plus interest, of the Dissenter's Shares for which Guaranty elected to withhold payment under the provisions outlined above.



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                  The court will determine all costs of the proceeding,
including the reasonable compensation and expenses of appraisers appointed by the court, and will assess the costs against Guaranty; except that the court may assess costs against all or some of the Dissenters, in amounts the court finds equitable, to the extent the court finds the Dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, (a) against Guaranty and in favor of any Dissenters if the court finds Guaranty did not substantially comply with the requirements of part 2 of Article 113; or (b) against either Guaranty or one or more Dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided in Article 113. If the court finds that the services of counsel for any Dissenter were of substantial benefit to other Dissenters similarly situated, and that the fees for those services should not be assessed against Guaranty, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the Dissenters who were benefited.

                  THE ABOVE IS MERELY A SUMMARY OF ARTICLE 113 OF THE CBCA. THIS SUMMARY IS QUALIFIED BY REFERENCE TO SUCH ARTICLE. GUARANTY SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSULT COUNSEL SINCE FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

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